Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Reports Fourth-Quarter 2015 Financial Results;
Full-Year Sales Growth of 6% Leads to Adjusted EPS of $3.53

▪	Global Consumer reports full-year sales and operating income increases of 6%

▪	Full-year sales and operating income increases 10% for Scotts LawnService

▪	Company-wide adjusted gross margin rate improved 140 basis points in Q4

▪	Company expects adjusted earnings per share of $3.75 to $3.95 in fiscal 2016

▪	Analyst and Investor Day meeting scheduled for December 10 in New York

MARYSVILLE, Ohio (Nov. 3, 2015) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced that sales in fiscal 2015 increased 6 percent on a company-wide basis driven by strong unit volume growth in its core U.S. consumer business.

Adjusted income from continuing operations for the year ended September 30, 2015 was $219.3 million, or $3.53 per share, compared with $206.3 million, or $3.29 per share, a year earlier. Results exclude costs related to impairment, restructuring and other charges, and one-time costs related to financing. Including those items, reported income from continuing operations for fiscal 2015 was $159.8 million, or $2.57 per share, compared with $165.7 million, or $2.64 per share, a year ago.

“A highly engaged consumer, strong retailer support, new product launches, and a dedicated team of associates allowed us to report our strongest results in years,” said Jim Hagedorn, chairman and chief executive officer. “In our core business, the gardening, controls and mulch categories all saw strong increases in consumer purchase activity, and Scotts LawnService continued to benefit from higher customer count, solid retention levels and record customer satisfaction scores.

“During the year, we also completed eight acquisitions, successfully renegotiated our Roundup agency agreement with Monsanto, increased our quarterly dividend and continued to streamline our executive ranks to improve efficiency. We’re well positioned as we start a new fiscal year and I’m confident that we continue to take the right steps to drive shareholder value.”

The Company provided initial financial guidance for fiscal 2016, projecting sales growth of 4 to 5 percent and adjusted earnings in the range of $3.75 to $3.95 per share.

Fourth-Quarter 2015 Details
Company-wide net sales increased 6 percent in the fourth quarter to $483.2 million, compared with $454.3 million during the same quarter a year ago. Organic volume contributed 2 points of growth, acquisitions added another 7 points and foreign exchange rates had a negative impact of 3 points.

Global Consumer segment sales increased 4 percent in the fourth quarter to $370.6 million. Sales in the U.S. increased 7 percent during the quarter. Outside the U.S., sales increased 12 percent, excluding the impact of foreign exchange rates; including the impact of foreign exchange rates, sales decreased 4 percent. Scotts LawnService sales increased 13 percent to $107.8 million in the fourth quarter, compared with $95.0 million during the same quarter a year ago.

The company-wide adjusted gross margin rate was 32.3 percent during the fourth quarter, compared with 30.9 percent during the same quarter a year ago. The year-over-year improvement was due primarily to manufacturing and other supply chain efficiencies.

A strong focus on expense control led to a 2 percent increase in SG&A in the fourth quarter to $158.0 million despite the impact of acquisitions.

“Controlling SG&A was a major focus throughout the year and managers throughout the company excelled in not allowing expenses to creep back into the business,” said Randy Coleman, executive vice president and chief financial officer. “Our ability to continue improving our operating leverage will remain an important part of our plan for fiscal 2016 and beyond.”

The Global Consumer segment reported an operating loss of $1.1 million, compared with an operating loss of $7.8 million a year ago. Operating income for the Scotts LawnService segment increased 3 percent during the quarter to $28.1 million.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter were $19.8 million, compared with $0.3 million a year ago.

Adjusted loss from continuing operations was $7.4 million in the fourth quarter, or $0.12 per share, compared with a loss of $10.8 million, or $0.18 per share a year ago. On a reported basis, reported loss from continuing operations for the fourth quarter was $23.6 million, or $0.38 per share, compared with a loss of $14.9 million, or $0.24 per share, a year ago.

Full-Year 2015 Details
Company-wide net sales increased 6 percent in 2015 to $3.02 billion, compared with $2.84 billion a year ago. Global Consumer sales increased 6 percent to $2.70 billion compared with $2.55 billion a year ago. Scotts LawnService sales increased 10 percent to $288.5 million compared with $263.0 million a year ago.

On an adjusted basis, the company-wide gross margin rate decreased 70 basis points to 35.6 percent for the year. The decline was attributable primarily to unfavorable product mix due to lower-than-expected lawn fertilizer sales, strength in mulch shipments and the first-year impact of acquisitions.

SG&A increased 3 percent to $698.4 million. The year-over-year increase was driven by acquisitions and offset by strong expense control and the benefits of previous restructuring efforts.

The Global Consumer segment reported a 6 percent increase in operating income to $466.2 million for fiscal 2015, compared to $438.8 million a year ago. Sales in the U.S. increased 8 percent during the year. Outside the U.S., sales increased 14 percent, excluding the impact of foreign exchange rates; including the impact of foreign exchange rates, sales decreased 1 percent. Scotts LawnService reported a 10 percent increase in operating income to $33.3 million compared with $30.2 million in fiscal 2014.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) were $471.8 million, an increase of 14 percent compared with $412.4 million a year ago. Cash flow from operations was $247 million.

“We’re confident that the strong performance we saw throughout our business in fiscal 2015 will carry into the upcoming season,” Hagedorn said. “The discussions we are having with our retail partners about the upcoming season have been encouraging and our entire organization has begun executing plans to make 2016 even stronger.”

Company to host Analyst/Investor Day meeting
ScottsMiracle-Gro will host its annual Analyst & Investor Day on Thursday, December 10th, 2015, at the Grand Hyatt Hotel in New York. Management presentations will begin at 9:00 a.m. EST followed by a luncheon that includes a Q&A session.  The presentations and Q&A session will be webcast live from the Company’s investor relations website at http://investor.scotts.com.

Institutional analysts and investors interested in attending the meeting should register through the Analyst & Investor Day event page also found on the Company’s investor relations website at http://investor.scotts.com or by calling 937.578.5968. Deadline to RSVP is December 1st, 2015.

Conference Call and Webcast Scheduled for 9:00 a.m. ET Today, Nov. 3
The Company will discuss its fiscal fourth quarter and full year 2015 results during a webcast and conference call today at 9:00 a.m. ET. Conference call participants should call 888-727-7725 (Conference Code: 7154087). A replay of the call can be heard by calling 888-203-1112. The replay will be available for 30 days. The live webcast is available at http://investor.scotts.com. An archive of the webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the website for 12 months.

About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scottsmiraclegro.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 27% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Chief Communications Officer
937-578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statement of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended			Twelve Months Ended
	Footnotes	September 30, 2015	September 30, 2014	% Change	September 30, 2015	September 30, 2014	% Change
Net sales		$483.2	$454.3	6%	$3,016.5	$2,841.3	6%
Cost of sales		327.1	313.9		1,945.0	1,809.9
Cost of sales - impairment, restructuring and other		3.0	—		6.6	—
Gross profit		153.1	140.4	9%	1,064.9	1,031.4	3%
% of sales		31.7%	30.9%		35.3%	36.3%
Operating expenses:
Selling, general and administrative		158.0	154.9	2%	698.4	680.5	3%
Impairment, restructuring and other		22.6	5.4		78.0	51.0
Other income, net		(1.1)	(6.2)		(6.1)	(14.7)
Income (loss) from operations		(26.4)	(13.7)	(93)%	294.6	314.6	(6)%
% of sales		(5.5)%	(3.0)%		9.8%	11.1%
Costs related to refinancing		—	—		—	10.7
Interest expense		11.5	8.6		50.5	47.3
Income (loss) from continuing operations before income taxes		(37.9)	(22.3)	(70)%	244.1	256.6	(5)%
Income tax expense (benefit) from continuing operations		(13.3)	(7.1)		85.4	91.2
Income (loss) from continuing operations		(24.6)	(15.2)	(62)%	158.7	165.4	(4)%
Income (loss) from discontinued operations, net of tax	(3)	—	(0.3)		—	0.8
Net income (loss)		$(24.6)	$(15.5)		$158.7	$166.2
Net loss attributable to noncontrolling interest		1.0	0.3		1.1	0.3
Net income (loss) attributable to controlling interest		$(23.6)	$(15.2)		$159.8	$166.5
Basic income (loss) per common share:	(1)
Income (loss) from continuing operations		$(0.38)	$(0.24)	(58)%	$2.62	$2.69	(3)%
Income (loss) from discontinued operations		—	—		—	0.01
Net income (loss)		$(0.38)	$(0.24)		$2.62	$2.70
Diluted income (loss) per common share:	(2)
Income (loss) from continuing operations		$(0.38)	$(0.24)	(58)%	$2.57	$2.64	(3)%
Income (loss) from discontinued operations		—	—		—	0.01
Net income (loss)		$(0.38)	$(0.24)		$2.57	$2.65
Common shares used in basic income per share calculation		61.4	61.0	1%	61.1	61.6	(1)%
Common shares and potential common shares used in diluted income per share calculation		61.4	61.0	1%	62.2	62.7	(1)%

Non-GAAP results from continuing operations:
Adjusted income (loss) attributable to controlling interest from continuing operations	(4)	$(7.4)	$(10.8)	31%	$219.3	$206.3	6%
Adjusted diluted income (loss) per share from continuing operations	(2) (4)	$(0.12)	$(0.18)	33%	$3.53	$3.29	7%
Adjusted EBITDA	(3) (4) (5)	$19.8	$0.3	6,500%	$471.8	$412.4	14%
Note: See accompanying footnotes on page 9

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales and Income (Loss) from Continuing Operations before Income Taxes by Segment
(In millions)
(Unaudited)

The Company is divided into the following reportable segments: Global Consumer and Scotts LawnService®. This division of reportable segments is consistent with how the segments report to, and are managed by, the chief operating decision maker of the Company.

Segment performance is evaluated based on several factors, including income (loss) from continuing operations before amortization, impairment, restructuring and other charges, which is not a generally accepted accounting principle ("GAAP") measure. Senior management of the Company uses this measure of operating profit (loss) to evaluate segment performance because we believe this measure is the most indicative of performance trends and the overall earnings potential of each segment.

Corporate & Other consists of revenues and expenses associated with the Company’s supply agreements with Israel Chemicals Ltd. and the amortization related to the Roundup® Marketing Agreement, as well as corporate, general and administrative expenses and certain other income/expense items not allocated to the business segments.

	Three Months Ended			Twelve Months Ended
	September 30, 2015	September 30, 2014	% Change	September 30, 2015	September 30, 2014	% Change
Net Sales:
Global Consumer	$370.6	$354.8	4%	$2,701.0	$2,552.0	6%
Scotts LawnService®	107.8	95.0	13%	288.5	263.0	10%
Segment total	478.4	449.8	6%	2,989.5	2,815.0	6%
Corporate & Other	4.8	4.5		27.0	26.3
Consolidated	$483.2	$454.3	6%	$3,016.5	$2,841.3	6%

Income (Loss) from Continuing Operations before Income Taxes:
Global Consumer	$(1.1)	$(7.8)	86%	$466.2	$438.8	6%
Scotts LawnService®	28.1	27.2	3%	33.3	30.2	10%
Segment total	27.0	19.4		499.5	469.0
Corporate & Other	(23.3)	(24.3)		(96.6)	(90.4)
Intangible asset amortization	(5.1)	(3.4)		(16.8)	(13.0)
Impairment, restructuring and other	(25.0)	(5.4)		(91.5)	(51.0)
Costs related to refinancing	—	—		—	(10.7)
Interest expense	(11.5)	(8.6)		(50.5)	(47.3)
Consolidated	$(37.9)	$(22.3)	(70)%	$244.1	$256.6	(5)%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 30, 2015	September 30, 2014

ASSETS
Current assets:
Cash and cash equivalents	$71.4	$89.3
Accounts receivable, net	344.2	337.7
Inventories	407.6	385.1
Prepaids and other current assets	125.4	122.9
Total current assets	948.6	935.0
Property, plant and equipment, net	453.7	437.0
Goodwill	432.4	350.9
Intangible assets, net	663.5	302.7
Other assets	29.0	32.7
Total assets	$2,527.2	$2,058.3
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$134.8	$91.9
Accounts payable	197.9	193.3
Other current liabilities	280.4	259.5
Total current liabilities	613.1	544.7
Long-term debt	1,028.5	692.4
Other liabilities	252.5	254.0
Total liabilities	1,894.1	1,491.1
Shareholders' equity	633.1	567.2
Total liabilities and shareholders’ equity	$2,527.2	$2,058.3

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended September 30, 2015			Three Months Ended September 30, 2014
	As Reported	Impairment, Restructuring and Other	Adjusted	As Reported	Impairment, Restructuring and Other	Adjusted
Net sales	$483.2	$2.1	$481.1	$454.3	$—	$454.3
Cost of sales	327.1	1.5	325.6	313.9	—	313.9
Cost of sales - impairment, restructuring and other	3.0	3.0	—	—	—	—
Gross profit	153.1	(2.4)	155.5	140.4	—	140.4
% of sales	31.7%		32.3%	30.9%		30.9%
Operating expenses:
Selling, general and administrative	158.0	—	158.0	154.9	—	154.9
Impairment, restructuring and other	22.6	22.6	—	5.4	5.4	—
Other income, net	(1.1)	—	(1.1)	(6.2)	—	(6.2)
Loss from operations	(26.4)	(25.0)	(1.4)	(13.7)	(5.4)	(8.3)
% of sales	(5.5)%		(0.3)%	(3.0)%		(1.8)%
Costs related to refinancing	—	—	—	—	—	—
Interest expense	11.5	—	11.5	8.6	—	8.6
Loss from continuing operations before income taxes	(37.9)	(25.0)	(12.9)	(22.3)	(5.4)	(16.9)
Income tax benefit from continuing operations	(13.3)	(8.8)	(4.5)	(7.1)	(1.3)	(5.8)
Loss from continuing operations	(24.6)	(16.2)	(8.4)	(15.2)	(4.1)	(11.1)
Loss attributable to noncontrolling interest	1.0	—	1.0	0.3	—	0.3
Loss attributable to controlling interest from continuing operations	$(23.6)	$(16.2)	$(7.4)	$(14.9)	$(4.1)	$(10.8)
Basic loss per share from continuing operations	$(0.38)	$(0.26)	$(0.12)	$(0.24)	$(0.06)	$(0.18)
Diluted loss per share from continuing operations	$(0.38)	$(0.26)	$(0.12)	$(0.24)	$(0.06)	$(0.18)
Common shares used in basic income per share calculation	61.4	61.4	61.4	61.0	61.0	61.0
Common shares and potential common shares used in diluted income per share calculation	61.4	61.4	61.4	61.0	61.0	61.0
Calculation of Adjusted EBITDA (5) :
Loss from continuing operations	$(24.6)			$(15.2)
Income tax benefit from continuing operations	(13.3)			(7.1)
Loss from discontinued operations, net of tax	—			(0.3)
Income tax benefit from discontinued operations	—			(0.1)
Interest expense	11.5			8.6
Depreciation	13.2			12.8
Amortization (including Roundup)	5.3			3.6
Gain on investment of unconsolidated affiliate	—			(3.3)
Impairment, restructuring and other	25.0			—
Mark-to-market adjustments on derivatives	—			1.3
Expense on certain leases	0.9			—
Share-based compensation expense	1.8			—
Adjusted EBITDA	$19.8			$0.3
Note: See accompanying footnotes on page 9

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Twelve Months Ended September 30, 2015			Twelve Months Ended September 30, 2014
	As Reported	Impairment, Restructuring and Other	Adjusted	As Reported	Impairment, Restructuring and Other	Costs Related to Refinancing	Adjusted
Net sales	$3,016.5	$(8.5)	$3,025.0	$2,841.3	$—	$—	$2,841.3
Cost of sales	1,945.0	(1.6)	1,946.6	1,809.9	—	—	1,809.9
Cost of sales - impairment, restructuring and other	6.6	6.6	—	—	—	—	—
Gross profit	1,064.9	(13.5)	1,078.4	1,031.4	—	—	1,031.4
% of sales	35.3%		35.6%	36.3%			36.3%
Operating expenses:
Selling, general and administrative	698.4	—	698.4	680.5	—	—	680.5
Impairment, restructuring and other	78.0	78.0	—	51.0	51.0	—	—
Other income, net	(6.1)	—	(6.1)	(14.7)	—	—	(14.7)
Income from operations	294.6	(91.5)	386.1	314.6	(51.0)	—	365.6
% of sales	9.8%		12.8%	11.1%			12.9%
Costs related to refinancing	—	—	—	10.7	—	10.7	—
Interest expense	50.5	—	50.5	47.3	—	—	47.3
Income from continuing operations before income taxes	244.1	(91.5)	335.6	256.6	(51.0)	(10.7)	318.3
Income tax expense from continuing operations	85.4	(32.0)	117.4	91.2	(17.4)	(3.7)	112.3
Income from continuing operations	158.7	(59.5)	218.2	165.4	(33.6)	(7.0)	206.0
Loss attributable to noncontrolling interest	1.1	—	1.1	0.3	—	—	0.3
Income attributable to controlling interest from continuing operations	$159.8	$(59.5)	$219.3	$165.7	$(33.6)	$(7.0)	$206.3
Basic income per share from continuing operations	$2.62	$(0.97)	$3.59	$2.69	$(0.55)	$(0.11)	$3.35
Diluted income per share from continuing operations	$2.57	$(0.96)	$3.53	$2.64	$(0.54)	$(0.11)	$3.29
Common shares used in basic income per share calculation	61.1	61.1	61.1	61.6	61.6	61.6	61.6
Common shares and potential common shares used in diluted income per share calculation	62.2	62.2	62.2	62.7	62.7	62.7	62.7
Calculation of Adjusted EBITDA (5) :
Income from continuing operations	$158.7			$165.4
Income tax expense from continuing operations	85.4			91.2
Income from discontinued operations, net of tax	—			0.8
Income tax expense from discontinued operations	—			0.9
Costs related to refinancing	—			10.7
Interest expense	50.5			47.3
Depreciation	51.4			50.6
Amortization (including Roundup)	17.6			13.8
Gain on investment of unconsolidated affiliate	—			(3.3)
Impairment, restructuring and other	91.5			33.7
Mark-to-market adjustments on derivatives	—			1.3
Expense on certain leases	3.5			—
Share-based compensation expense	13.2			—
Adjusted EBITDA	$471.8			$412.4

Note: See accompanying footnotes on page 9

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares outstanding during the period.

(2)
Diluted income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)
In the second quarter of fiscal 2014, the Company completed the sale of its Wild Bird Food business. As a result, effective in its second quarter of fiscal 2014, the Company classified its results of operations for all periods presented to reflect the Wild Bird Food business as a discontinued operation.

(4)
The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures:
Adjusted income attributable to controlling interest from continuing operations and adjusted diluted income per share attributable to controlling interest from continuing operations - These measures exclude charges or credits relating to impairments, restructurings, discontinued operations and other unusual items such as costs or gains related to discrete projects or transactions that are apart from, and not indicative of, the results of the operations of the business.

Adjusted EBITDA - This measure is calculated as net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income. We believe this measure provides additional information for determining our ability to meet debt service requirements. The presentation of adjusted EBITDA herein is intended to be consistent with the calculation of that measure as required by our borrowing arrangements, and used to calculate a leverage ratio (maximum of 4.50 at September 30, 2015) and an interest coverage ratio (minimum of 3.00 for the twelve months ended September 30, 2015). The Company was in compliance with the terms of all debt covenants at September 30, 2015.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparison between current results and results in prior operating periods. The Company believes that these non-GAAP financial measures are the most indicative of the Company's ongoing earnings capabilities and that disclosure of these non-GAAP financial measures therefore provides useful information to investors and other users of its financial statements, such as lenders. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

(5)
In the fourth quarter of fiscal 2015, the Company changed its calculation of adjusted EBITDA to reflect the measure as defined in our fourth amended credit agreement. Prior periods have not been adjusted as they reflect the presentation consistent with the calculation as required by our borrowing arrangements in place at that time. The revised calculation adds adjustments for share-based compensation expense, expense on certain leases, and impairment, restructuring and other charges (including cash and non-cash charges) and no longer includes an adjustment for mark-to-market adjustments on derivatives.